Exhibit 99.B13(a)

Illustration Sample Calculation

Illustrated contract assumptions

Male Issue Age 30 Preferred Non-Tobacco, $100,000 Face Amount, Death Benefit Option 1, $1,090.44 annual planned premium

Current cost of insurance rates, 12% Hypothetical Gross Investment Return (“Gross Return”)

Sample calculation is for the beginning of contract year 5.

Net Premium

Net Premium = Gross Premium – Premium Expense Charge

= 1,090.44 – 5.5% (1,090.44)

= 1,030.47

Beginning of Period Account Value

Account Value start of period = Account Value end of prior period + Net Premium

= 4,385.44 + 1,030.47

= 5,415.91

Monthly Deduction

Current Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor

= larger of 100,000 and (5,415.91 * 250%)

= 100,000

Net Amount at Risk = Current Death Benefit divided by 1.0032737 less the Account Value

=100,000 / 1.0032737 – 5,415.91

=94,257.79

Cost of Insurance = Net Amount at Risk divided by 1000 multiplied by Cost of Insurance Rate per $1,000

=94,257.79 / 1,000 * 0.108

=10.18

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Monthly Fee

=10.18 + 0.00 + 6.00

=16.18

Calculating the Annual Net Sub-Account Yield

Separate Account Expense Charge:  The annual equivalent charge (“SA Charge”) is the value that satisfies the equation

1 + Gross Return – Assumed Asset Charge(1) – SA Charge = [(1 + Gross Return – Assumed Asset Charge)^(1/365) – (nominal Separate Account Expense Charge / 365)]^365

or

1+ ..12 - .0085 – SA Charge = [(1 + .12 - .0085)^(1/365) - ..006 / 365]^365

giving

SA Charge = 0.66%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return – Assumed Asset Charge – SA Charge

= 12.00% - 0.85% - 0.66%

= 10.49%

(1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

Investment Return

Investment Return = (Beginning Account Value – Monthly Deduction ) * [ (1+Annual Net Sub-Account Yield)^(1/12) – 1 ]

= (5,415.91 – 16.18) * [(1.1049)^(1/12)-1]

= 45.07

Ending Policy Values

Ending Account Value = Beginning Account Value – Monthly Deduction + Investment Return

= 5,415.91 – 16.18 + 45.07

= 5,444.80

Surrender Charge = Initial Surrender Charge * Current Year Percentage

= 800 * 80%

= 640

Cash Value = Account Value less Surrender Charge

= 5,444.80 – 640

= 4,804.80

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor

= larger of 100,000 and (5,444.80 * 250%)

= 100,000

Interim Values for all months in Contract Year 5

Month	Gross Premium	Net Premium	Monthly Deduction	Investment Return	Account Value	Cash Value	Death Benefit
1	1090.44	1030.47	16.18	45.07	5444.80	4804.80	100,000
2	0	0	16.18	45.32	5473.94	4833.94	100,000
3	0	0	16.17	45.56	5503.33	4863.33	100,000
4	0	0	16.17	45.80	5532.96	4892.96	100,000
5	0	0	16.17	46.05	5562.84	4922.84	100,000
6	0	0	16.16	46.30	5592.98	4952.98	100,000
7	0	0	16.16	46.55	5623.37	4983.37	100,000
8	0	0	16.16	46.81	5654.02	5014.02	100,000
9	0	0	16.15	47.06	5684.93	5044.93	100,000
10	0	0	16.15	47.32	5716.10	5076.10	100,000
11	0	0	16.15	47.58	5747.53	5107.53	100,000
12	0	0	16.14	47.84	5779.23	5139.23	100,000